Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A of our independent auditor’s report dated September 24, 2025, with respect to the audited balance sheet of Journy, Inc. as of July 31, 2025, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from April 7, 2025 (inception) to July 31, 2025, and the related notes to the financial statements.

Very truly yours,

Assurance Dimensions

/s/ Assurance Dimensions

Coral Springs, Florida

January 16, 2026